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Exhibit 8.2

FORM OF OPINION AS TO TAX MATTERS
[Letterhead of Wachtell, Lipton, Rosen & Katz]

[Date]

Cinergy Corporation
139 East Fourth Street
Cincinnati, Ohio 45202

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-4, dated as of June 30, 2005 (as amended through the date hereof, the "Registration Statement") of Duke Energy Holding Corp., a Delaware corporation ("Duke Energy Holding"), relating to the proposed merger of Deer Acquisition Corp., a North Carolina corporation and direct wholly-owned subsidiary of Duke Energy Holding, with and into Duke Energy Corporation, a North Carolina corporation, immediately followed by the conversion of Duke Energy Corporation into a limited liability company, and the proposed merger (the "Cinergy Merger") of Cougar Acquisition Corp., a Delaware corporation and direct wholly-owned subsidiary of Duke Energy Holding, with and into Cinergy Corp., a Delaware corporation ("Cinergy").

        We have participated in the preparation of the discussion set forth in the section entitled "The Mergers—Material U.S. Federal Income Tax Consequences of the Duke Energy Reorganization and the Cinergy Merger" in the Registration Statement. In our opinion, such discussion, insofar as it describes the United States federal income tax consequences of the Cinergy Merger to the shareholders of Cinergy, is accurate in all material respects.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

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  Exhibit 8.2